UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2023

VAXCYTE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39323	46-4233385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Industrial Road
Suite 300
San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 837-0111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PCVX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Master Services Agreement for Drug Substances and Microbial Products Development and Manufacturing with Lonza Ltd

On February 28, 2023, Vaxcyte, Inc. (“Vaxcyte”) entered into a master services agreement for conjugated polysaccharide drug substances and microbial products development and manufacturing (the “Master Services Agreement”) with Lonza Ltd (“Lonza”), effective as of March 1, 2023 (the “Effective Date”), pursuant to which Lonza will perform manufacturing process development and the manufacture of components for VAX-24 and VAX-31 (formerly VAX-XP), including the polysaccharide antigens, our proprietary eCRM protein carrier and conjugated drug substances. Under the Master Services Agreement, Vaxcyte will pay Lonza for development and manufacturing services and pass-through expenses incurred by Lonza for raw materials, as well as a customary procurement and handling fee. All capitalized terms in this Current Report on Form 8-K shall have the meanings ascribed to them in the Master Services Agreement, except as otherwise defined herein.

Under the Master Services Agreement, Vaxcyte shall own all right, title and interest in and to any and all Intellectual Property that Lonza and/or its affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice or makes, solely or jointly with Vaxcyte or others, to the extent that it is both (i) solely a direct derivative of or improvement to Product, Customer Supplied Raw Materials, Customer Product Components, Customer Information and/or Customer Background Intellectual Property, and (ii) is not an improvement of, or direct derivative of, any Lonza Background Intellectual Property or Lonza Information. Subject to the License Grant (as defined below), Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Vaxcyte or others, develops, conceives, invents, or first reduces to practice or makes in the course of performance of the Services that is (i) generally applicable to the development or manufacture of chemical or biological products or products components, or (ii) an improvement of, or direct derivative of, any Lonza Background Intellectual Property or Lonza Information. Subject to the terms and conditions set forth in the Master Services Agreement, Lonza has granted to Vaxcyte a non-exclusive, world-wide, fully paid-up, transferable license, including the right to grant sublicenses (subject to the prior written consent of Lonza), under the New General Application Intellectual Property, to use, sell and import the Product manufactured under the Master Services Agreement (but no other products) (the “License Grant”).

Unless earlier terminated, the Master Services Agreement shall remain in place for a period of five years and shall automatically renew for one additional two-year period unless either party provides written notice of non-renewal at least two years prior to the fifth anniversary of the Effective Date. Vaxcyte may terminate the Master Services Agreement for any reason on prior written notice to the other party on a Project Plan-by-Project Plan basis. Either party may terminate the Master Services Agreement (i) within a given time period upon any material breach that is left uncured by the other party, (ii) immediately if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets, (iii) upon an extended force majeure event, or (iv) if it becomes apparent to either party at any stage in the provision of the Services that it will be impossible to complete the Services for scientific or technical reasons despite exercise of best commercial efforts by both parties.

Pursuant to the reason for termination and the party initiating the termination, Vaxcyte will pay Lonza for some combination of services rendered, costs incurred, unreimbursed capital equipment and/or any cancellation fees. Upon an extended force majeure event, neither party shall have any further liability to the other party.

The foregoing description of the terms of the Master Services Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Master Services Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to Vaxcyte’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. Vaxcyte intends to request confidential treatment for certain terms of the Master Services Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VAXCYTE, INC.

Date: March 6, 2023	By:	/s/ Andrew Guggenhime
Andrew Guggenhime
President and Chief Financial Officer